Exhibit 99.1

WPCS Closes on the Sale of its

Interest in China Operations

Company Nets $1.3 Million in All-Cash Deal

SUISUN CITY, CA - (Marketwired - August 17, 2015) - WPCS International Incorporated (NASDAQ:WPCS), which specializes in contracting services for communications infrastructure, announced today that on August 14, 2015, it closed on the sale of its 60% joint venture and profit interest in Tai’an AGS Pipeline Construction Co. Ltd., a contractual joint venture established in accordance with the laws of the People’s Republic of China (“TAGS”), to Canada-based Halcyon Coast Investment Ltd. (“HCI”). On August 5, 2015, the Company had received the requisite approval from the Tai’an Bureau of Commerce and Industry, which enabled the parties to finalize the transaction.

According to Interim CEO Sebastian Giordano, "Having recently completed a $1,575,000 equity financing and secured a $1,000,000 line of credit, the remaining $1,150,000 of net proceeds from this transaction improves our liquidity even further.”

On June 3, 2015, the Company had entered into an agreement with HCI to sell TAGS in an "as-is", all-cash transaction, for a total purchase price of $1,500,000 and received a $150,000 refundable deposit at signing. Upon closing, the Company received the remaining cash proceeds of $1,350,000, of which (i) it paid approximately $100,000 in a broker’s fee and (ii) $100,000 will be held in escrow, for up to one year from the date of the closing, pending a final determination by the Chinese government with respect to any tax obligations arising from the transaction. Otherwise, the transaction is not subject to any further post-closing adjustments.

“I am very pleased to announce that this divestiture represents the final step in the restructuring plan we initiated back in August 2013. With our profitable Suisun Operation and the recent announcement that we have retained WestPark Capital as the Company’s investment banker, we will be concentrating exclusively on growing our business both organically and strategically, the goal of which is to increase shareholder value”, Giordano concluded.

About WPCS International Incorporated
WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com